Exhibit 99.1

VantageMed Corporation Raises $5.0 Million in Private Equity Financing

RANCHO CORDOVA, Calif.—March 15, 2005—VantageMed Corporation (OTCBB: VMDC), announced today that it has completed a $5.0 million private placement of 5,376,344 shares of common stock priced at $0.93 per share.  Special Situations Fund, the lead investor, and other institutional investors purchased 90 percent of the shares, with VantageMed’s management team and a member of the Company’s Board of Directors purchasing 10 percent.  The investors in the transaction will also receive warrants to purchase an additional 1,075,269 shares of common stock priced at $1.30 per share, and warrants to purchase an additional 1,075,269 shares of common stock priced at $1.55 per share. VantageMed will file a registration statement with the Securities and Exchange Commission covering the resale of the shares.  Merriman Curhan Ford & Co. acted as sole placement agent for this transaction.

“I am very pleased that such high quality institutional investors are making an investment in VantageMed,” said Steve Curd, CEO of VantageMed Corporation. “This transaction will enable us to invest in growing our business with a focus on delivering higher quality service to our customers and expanding the market scope of our products.”

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health Anesthesia and Therapist Helper Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed or our products, please call 877-879-8633, or visit the company’s Website at www.vantagemed.com.

INVESTOR RELATIONS CONTACT:

Kalt Rosen & Company

Howard Kalt

(415) 397-2686

investor@vantagemed.com

MEDIA CONTACT:

VantageMed Corporation

Jennifer Morgano

(877) TRY-VMED, ext. 4851

jmorgano@vantagemed.com